UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

Sigma Designs, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This Schedule 14A filing consists of the following communication relating to the proposed acquisition of Sigma Designs, Inc. (“Sigma”) by Silicon Laboratories Inc. (“Silicon Labs”) and Seguin Merger Subsidiary, Inc., a wholly owned subsidiary of Silicon Labs (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated December 7, 2017, by and among Sigma, Silicon Labs and Merger Sub:

(i)	Letter from Sigma to all Sigma employees (including FAQs).

The communication listed above was first used or made available on December 15, 2017.

December 15, 2017

To all Sigma employees:

Please be advised that the trading window is now open for all employees of Sigma Designs who are not Officers, Directors or Designated Insiders under our Insider Trading Policy. If you are an Officer, Director or Designated Insider, the trading window remains closed.

As a reminder, you are prohibited from trading if you are in possession of any material non-public information. Material nonpublic information is information that has not been previously disclosed to the general public through a press release or securities filings and is otherwise not available to the general public.

While it may be difficult to determine whether particular information is material, there are various categories of information that are particularly sensitive and, generally, should always be considered material. Examples may include:

◦	Financial results;
◦	Projections of future earnings or losses;
◦	News of a pending or proposed merger, acquisition or tender offer;
◦	News of a pending or proposed acquisition or disposition of significant assets;
◦	Actions of regulatory agencies;
◦	News of a pending or proposed acquisition or disposition of a subsidiary; and
◦	Gain or loss of a significant customer or supplier.

Furthermore, last week’s announcement concerning Silicon Labs places even more sensitivity on you trading in Sigma Designs’ stock. In light of this announcement, any trades that you make will be reviewed very closely by regulators. To the extent you learn of any material, non-public information about this transaction (or other matters) that is not otherwise publicly disclosed, you should not trade in Sigma stock. If you have any questions, you should reach out to Mike Killeen in HR or Olivia Mirzoyev in Legal.

Last week’s announcement has generated some questions regarding your stock options, RSUs and the ESPP. We have compiled a list of questions and answers to shed light on the primary areas of concern (see attached).

If you have any additional questions, please contact Mike Killeen in HR, Olivia Mirzoyev in Legal or Elias Nader in Finance.

Thank you for your attention to this important issue. I am counting on each of you to follow these requirements as we continue to navigate this process.

Sincerely,

Elias Nader

Employee Equity Information - Questions & Answers

Sigma Colleagues –

As all of you are aware, it was recently announced that Sigma Designs and Silicon Labs have reached a definitive agreement for Silicon Labs to acquire Sigma Designs. The purpose of this Question & Answer document is to provide all Sigma employees with information regarding the current status of the Employee Stock Purchase Plan (“ESPP”), as well as employee stock options and RSU’s. If there are additional questions not contained in this document, please direct them to Michael Killeen in HR.

Please be aware that the cash offer stated in the Silicon Labs Definitive Agreement is $7.05 per share, which will only be paid at the closing of the transaction, which transaction is subject to the satisfaction of certain conditions and the terms and conditions included in the merger agreement.

Black Out Period

Q:	When can I sell my vested stock options and/or my released RSU’s?
A:

  For all Non-Insiders, the trading window opened on December 13th, 2017. Please be aware that even if you are not a Designated Insider of Sigma Designs, you are prohibited from trading if you are in possession of any material non-public information. It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company’s securities should be considered material. For your own protection, you should carefully consider whether you have any material non-public information about the transaction. If you are a Designated Insider, you cannot trade in Sigma’s stock during this period. If you are unsure, please contact either Mike Killeen in HR or Olivia Mirzoyev in Legal for more information.

ESPP

Q:	What will happen to the current ESPP purchase period and the overall ESPP Plan?
A:

The current offering/purchase period will continue and the next purchase of shares will occur as scheduled on December 29th, 2017 and shares will be available for sale by employees after December 31, 2017; when the offering period comes to an end and the purchases are completed, the ESPP program will cease to exist; any small amount of money remaining in your account after the purchase will be refunded back to you. You must be an employee as of December 29, 2017 to participate in this last purchase.

STOCK OPTIONS

Q:	Are my unvested options continuing to vest between now and the closing of the transaction with Silicon Labs?
A:	Yes, subject to your continued employment.

Q:	What happens to all of my unvested stock options?
A:

  All unvested options that are “underwater” (e.g., those options that are priced higher than $7.05 per share) will be cancelled immediately upon the final closing of the deal; the vesting of all unvested options that are not “underwater” (priced lower than $7.05 per share) will become 100% fully vested upon the closing of the deal. If the deal does not close, then your options will remain unchanged. Upon the closing, your options that are not “underwater” will be paid the merger consideration ($7.05 per share, without interest) minus your exercise price in accordance with the terms of the merger agreement, subject to applicable tax withholdings.

Q:	What happens to all of my vested stock options?
A:

  Once the sale is final, all vested stock options with an exercise price below $7.05 per share, without interest, will be paid the merger consideration minus your exercise price in accordance with the terms of the merger agreement, subject to applicable tax withholdings.

RSU’s

Q:	Are my unreleased RSU’s continuing to vest between now and the closing of the sale to Silicon Labs?
A:	Yes, subject to terms of your RSU agreement.

Q:	What happens to all of my unreleased RSU’s if I work in Denmark, Singapore or the United States?
A:

  If the sale to Silicon Labs closes and you are employed in Denmark, Singapore or the United States, then at the closing, all unreleased RSU’s will be exchanged for an RSU award for shares of Silicon Labs common stock, based on an exchange ratio intended to make the new RSU award substantially similar to the Sigma RSU award, with a similar vesting schedule. You must be employed by Sigma at the time of the closing of the transaction for you to receive the replacement RSU.

Q:	What happens to all of my unreleased RSU’s if I work in a Sigma location other than Denmark, Singapore or the United States?
A:

If the sale to Silicon Labs closes and you are employed in a Sigma location other than Denmark, Singapore or the United States, then at the closing, all unreleased RSU’s will be exchanged for a right to receive an aggregate cash payment equal to the number of RSU’s multiplied by the merger consideration ($7.05 per share, without interest). This cash payment will be paid out in increments over time following the closing in accordance with the original vesting schedule of your RSU, subject to your continued employment with Silicon Labs following the closing. You must be employed by Sigma at the time of the closing of the transaction for you to be eligible for this cash payment. All cash payments will be subject to applicable tax withholdings.

Q:	How will shares that I purchased outside of any Sigma plan be treated in the acquisition; for example, shares that I purchased through a broker on the open market?
A:

If you hold shares of Sigma common stock, whether those shares were purchased in the open market or issued as a result of an incentive stock award, these shares will be treated like all other shares in the merger. Subject to the closing occurring, you will have a right to receive a cash payment of $7.05 per share, without interest.

Please note that the treatment of Sigma RSU’s and Options may vary by country location, local regulations, disposition of the business units and the terms of the Definitive Agreement.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning Silicon Labs (“Silicon Labs”) and its proposed acquisition (the “Acquisition”) of Sigma Designs (“Sigma Designs”) or the Z-Wave business and related matters. These statements include, but are not limited to, statements that address Sigma Designs’ expected future business and statements about (i) the timing, completion and expected benefits of the Acquisition, (ii) the anticipated treatment of equity incentive awards held by Sigma employees and other benefit programs, such as the ESPP, in connection with the Acquisition, (iii) other information relating to the Acquisition and (iv) other statements identified by words such as “will”, “expect”, “intends”, “believe”, “anticipate”, “estimate”, “should”, “intend”, “plan”, “potential”, “predict” “project”, “aim”, and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of the management of Sigma Designs, as well as assumptions made by, and information currently available to, such management, current market trends and market conditions and involve risks and uncertainties, many of which are outside Sigma Designs’ and its management’s control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.

Particular uncertainties that could materially affect future results include any risks associated with the Acquisition such as: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approvals from the shareholders of Sigma Designs for the transactions or regulatory approvals are not obtained; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Sigma Designs and Silicon Labs; (5) the ability of Sigma Designs and Silicon Labs to retain and hire key personnel; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) the ability to divest or wind down Sigma Designs’ Smart TV business; (10) the ability to divest Sigma Designs’ Media Connectivity business; (11) Sigma Designs’ ability to amend or terminate certain contracts; (12) Sigma Designs’ ability to maintain sufficient cash to satisfy the minimum cash condition; and (13) legislative, regulatory and economic developments.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction Silicon Labs’ and Sigma Designs’ filings with the Securities and Exchange Commission (“SEC”), which you may obtain for free at the SEC’s website at http://www.sec.gov, and which discuss additional important risk factors that may affect their respective businesses, results of operations and financial conditions. Silicon Labs and Sigma Designs undertake no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

Sigma Designs intends to file the applicable proxy statement(s) in connection with the Acquisition.  Investors and security holders of Sigma Designs are urged to read such proxy statement(s) (including any amendments or supplements thereto) and any other relevant documents in connection with the Acquisition that Sigma will file with the SEC upon such documents becoming available because they will contain important information about Sigma Designs and the Acquisition.   Such materials filed by Sigma Designs with the SEC may be obtained free of charge at the SEC’s website (http://www.sec.gov)  or at the Investor Relations page on Sigma Designs’ website at www.sigmadesigns.com or by writing to Sigma Designs’ Secretary at 47467 Fremont Blvd. Fremont, CA 94538 USA.

Sigma Designs and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Sigma Designs’ stockholders with respect to the Acquisition. Additional information about Sigma Designs’ directors and executive officers is set forth in Sigma Designs’ proxy statement on Schedule 14A filed with the SEC on July 17, 2017 and Annual Report on Forms 10-K and 10-K/A for the fiscal year ended January 28, 2017. Information regarding their direct or indirect interests in the Acquisition will be set forth in the proxy statement and other materials to be filed with SEC.